Exhibit 10.1

Envirotech Vehicles, Inc. 1425 Ohlendorf Rd Osceola, AR 72370 (870) 970 – 3355

Envirotech Vehicles, Inc.

1425 Ohlendorf Rd

Osceola, AR 72370

(870) 970 – 3355

Dear William C Miller, CPA, CGMA,

Subject: Offer of Employment – Chief Financial Officer

On behalf of Envirotech Vehicles, Inc., (“EVTV” or “Employer”) we are pleased to extend an offer of employment to you for the position of Chief Financial Officer at Envirotech Vehicles, Inc., reporting to Mr. Elgin Tracy (COO) and Mr. Phillip Oldridge (CEO). We were impressed by your skills and experience, and we are confident you will be an excellent addition to our team.

Below are the details of your employment offer:

1. Position: Chief Financial Officer

2. Start Date:

January 01, 2025

3. Salary:

Your starting compensation will be a semi-monthly base salary of $6,250.00, which equates to an annual salary will of $150,000.00. Please note that this salary is subject to deductions for taxes and other withholdings as required by law or the policies of the Company. This position is considered an exempt position for purposes of wage‐hour law, which means you are not eligible for overtime pay for hours worked over 40 hours weekly or 10 hours daily. You will be subject to annual performance and salary reviews, the timing to be determined by the Compensation Committee and management

4. Work Hours and Location:

Your position will be established as a hybrid work schedule with flexible days. This means that your schedule allows you to choose which days to work remotely or on-site, based on team or project needs. Standard company hours are from 08:30am to 17:00pm Monday through Friday with additional days or hours as directed by your supervisor at our office located at 1425 Ohlendorf Rd, Osceola, AR 72370.

1425 Ohlendorf Rd Osceola, AR 72370 USA Office (870) 970 – 3355 www.evtvusa.com

Envirotech Vehicles, Inc. 1425 Ohlendorf Rd Osceola, AR 72370 (870) 970 – 3355

5. Benefits:

You will be eligible for our employee benefits program, which includes health insurance, dental insurance, and vision insurance after 90 days of employment with the effective date being the first of the month following the 90 days of employment. The company will pay 100% of employee’s benefits coverage for health insurance, spouses and dependents coverage amount will be deducted from your semi-monthly paycheck. You will be eligible for two weeks of PTO after the first twelve months of employment. There are currently no formal bonuses, retirement or life insurance plans in place. There is an employee incentive plan in place from which stock options and restricted stock may be issued. We intend to explore these other options with the intent of providing an appropriate set of benefits for all executives and employees. Until and unless such plans are in place, future discretionary bonuses and stock option/ restricted stock awards will be subject to Compensation Committee approval as additional performance‐based compensation you are eligible to receive.

Options to purchase 100,000 shares of EVT stock at the current exercise price equal to the closing price of the stock on the first day of your employment. (If the closing price was $3.00/share, that would be your exercise price, and you would be able to purchase 100,000 shares at that price when fully vested). The options will vest ratably at 1/24th per month of 24 months.

6. Probation Period:

Your employment will be subject to a probationary period of 90 days, during which we will assess your performance. After successful completion of this period, your employment will be confirmed.

7. Essential job functions or duties:

The essential job functions or duties of this position are those of a CFO of a public company. A job description will be provided to you when you commence work at EVT

8. Conditions of Employment:

This offer is contingent upon reference check. Additionally, you will be required to sign a non-disclosure agreement (NDA).

Please confirm your acceptance of this offer by signing and returning this letter by Thursdau December 5, 2024. We are excited to have you join our team and look forward to a successful working relationship.

1425 Ohlendorf Rd Osceola, AR 72370 USA Office (870) 970 – 3355 www.evtvusa.com

Envirotech Vehicles, Inc. 1425 Ohlendorf Rd Osceola, AR 72370 (870) 970 – 3355

If you have any questions or need further clarification, please feel free to contact Chastity Beaudette at chastity.b@evtvusa.com or 870-970-3355.

Once again, congratulations, and we look forward to working with you!

Sincerely,

Phillip Oldridge

CEO

Envirotech Vehicles, Inc.

Acceptance of Offer:

I, William C Miller, CPA, CGMA, accept the offer of employment with Envirotech Vehicles, Inc. as outlined in this letter.

Signature:

Date:	12/05/2024

1425 Ohlendorf Rd Osceola, AR 72370 USA Office (870) 970 – 3355 www.evtvusa.com